Exhibit 99.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into as of October 9, 2025 (the “Effective Date”), by and among David Elliot Lazar, whose address is 44, Tower 100 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama 07196 (“Seller”), and Framework Ventures IV L.P. and R01 Fund LP (together, the “Purchasers”). Seller and Purchasers may be referred to herein as the “Parties” and each of them separately as a “Party.”

WHEREAS, Seller is the Chief Executive Officer and a director of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”), and is the holder of (i) 481,250 shares of the Issuer’s Series D Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), and (ii) the rights and obligation to purchase 268,750 shares of the Issuer’s Series E Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), for $2,150,000 (the “Series E Rights”);

WHEREAS, the Series D Preferred Stock and Series E Rights are transferrable at any time by the Seller pursuant to that certain Securities Purchase Agreement, dated August 19, 2025, between the Issuer and Seller (the “Preferred Stock SPA”), on the terms set forth therein;

WHEREAS, Purchasers propose to purchase, and Seller proposes to sell, all of Seller’s interest and rights in 441,325 shares of the Series D Preferred Stock and the Series E Rights (together, the “Securities”), all pursuant to this Agreement;

WHEREAS, Purchasers have received (i) a copy of duly executed resignation letter agreement from Seller, submitted to the board of directors of the Company providing for the Seller’s resignation from his role as a director and Chief Executive Officer of the Issuer effective upon release of the Escrow Funds by the Escrow Agent to the Seller pursuant to the Escrow Agreement (each as defined herein) (the “Letter Agreement”) and (ii) the Voting Agreement (as defined herein), duly executed by Seller;

WHEREAS, Purchasers have received the Assignment Agreement (as defined herein); and

WHEREAS, Purchasers have delivered the Escrow Funds to the Escrow Agent pursuant to the Escrow Agreement, which Escrow Agreement has been duly executed by Purchasers and Seller;

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. “Agreement” shall have the meaning given such term in the recitals.

1.2. “Assignment Agreement” means the duly executed Consent and Acknowledgment Agreement, dated as of the date hereof, by and among the Issuer, the Seller and the Purchasers.

1.3. “Authorized Stock” means the authorized capital stock of the Issuer.

1.4. “Board” means the Board of Directors of the Issuer.

1.5. “Certificates of Designations” means the Certificate of Designations of the Series D Preferred Stock, as filed with the Secretary of State of Delaware, and the Series E Certificate of Designations, which Series E Certificate of Designations is to be filed prior to the Closing by the Issuer with the Secretary of State of Delaware.

1.6. “Closing” shall mean either of the First Closing or the Final Closing.

1.7. “Closing Date” shall mean the date on which a Closing occurs.

1.8. “Closing Shares” shall mean the 441,325 shares of Series D Preferred Stock sold and delivered by Seller to Purchasers at the Closing and the 268,750 shares of Series E Preferred Stock to be issued and delivered by the Issuer to Purchasers at the Closing.

1.9. “Common Stock” means the common stock of the Issuer, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

1.10. “Company Guide” means the NYSE American Company Guide.

1.11. “Effective Date” shall have the meaning given such term in the recitals.

1.12. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.13. “Escrow Agent” shall have the meaning given such term in Section 2.2(a).

1.14. “Escrow Agreement” shall have the meaning given such term in Section 2.2(a).

1.15. “Escrow Funds” shall have the meaning given such term in Section 2.2(b).

1.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17. “Existing Proxy Proposals” means Proposals 5 and 9 set forth in the Proxy Statement.

1.18. “GAAP” means United States generally accepted accounting principles, as amended from time to time.

1.19. “Group” shall have the meaning given such term in the recitals.

1.20. “Issuer” shall have the meaning given such term in the recitals.

1.21. “Key Employee” shall mean the person listed on Schedule 4.2(xi).

1.22. “Letter Agreement” shall have the meaning given such term in the recitals.

1.23. “Liabilities” shall have the meaning given such term in Section 3.1(r).

1.24. “NYSE” means the NYSE American.

1.25. “Outside Date” shall have the meaning given such term in Section 2.2(c).

1.26. “Party” or “Parties” shall have the meaning given such term in the recitals.

1.27. “Preferred Stock SPA” shall have the meaning given such term in the recitals.

1.28. “Proxy Statement” means the Issuer’s definitive proxy statement on Schedule 14A filed with the SEC on September 23, 2025.

1.29. “Purchase Price” shall mean $12,000,000.

1.30. “Purchasers” shall have the meaning given such term in the recitals.

1.31. “Reports” shall have the meaning given such term in Section 3.1(h).

1.32. “SEC” means the Securities and Exchange Commission.

1.33. “Securities” shall have the meaning given such term in the recitals.

1.34. “Securities Act” means the Securities Act of 1933, as amended.

1.35. “Seller” shall have the meaning given such term in the recitals.

1.36. “Series D Preferred Stock” shall have the meaning given such term in the recitals.

1.37. “Series D Purchase Price” shall mean $9,850,000.

1.38. “Series E Certificate of Designations” means the Certificate of Designations of the Series E Preferred Stock, which is to be filed prior to the Closing by the Issuer with the Secretary of State of Delaware and a form of which is attached as Exhibit B to the Preferred Stock SPA.

1.39. “Series E Preferred Stock” shall have the meaning given such term in the recitals.

1.40. “Series E Purchase Price” shall mean $2,150,000.

1.41. “Series E Rights” shall have the meaning given such term in the recitals.

1.42. “Stock Transfer Documents” shall have the meaning given such term in Section 2.4(a)(i).

1.43. “Stockholder Approval” means the receipt of, at the Stockholders Meeting, the requisite number of votes cast in order to approve each of the respective Existing Proxy Proposals at the Stockholders Meeting.

1.44. “Stockholders Meeting” means the Issuer’s 2025 annual meeting of stockholders, currently scheduled to be held on October 16, 2025.

1.45. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

1.46. “Voting Agreement” means that certain Voting Agreement entered into by the Issuer, Seller and Purchasers in the form attached as Exhibit A hereto.

ARTICLE 2

PURCHASE AND SALE

2.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell, and Purchasers agree to purchase, the Securities on the Closing Date for the Purchase Price as follows: (i) 441,325 shares of Series D Preferred Stock (each share of Series D Preferred Stock being convertible into 160 shares of Common Stock) at a price per share price of USD $22.32, or USD $9,850,000 in the aggregate, and (ii) the Series E Rights, comprising the rights to purchase 268,750 shares of Series E Preferred Stock (each share of Series E Preferred Stock being convertible into 160 shares of Common Stock) at a price per share price of USD $8.00, or USD $2,150,000 in the aggregate. Neither the Series D Preferred Stock nor Series E Preferred Stock is convertible into shares of Common Stock prior to Stockholder Approval, except as provided in their respective Certificates of Designations.

2.2. Escrow Arrangements.

(a) Appointment of Escrow Agent. Pursuant to the duly executed escrow agreement attached as Exhibit B hereto (the “Escrow Agreement”), Continental Stock Transfer & Trust Company (the “Escrow Agent”) will hold and release the Escrow Funds as described in the Escrow Agreement and this Section 2.2.

(b) Deposit of Escrow Funds. The Series D Purchase Price, which Purchasers have deposited into the escrow account set up under the Escrow Agreement as of the date hereof (the “Escrow Funds”), will be held and released only as described in the Escrow Agreement and this Section 2.2.

(c) Release at Closing. At the Closing, once Seller and Purchasers each confirm that all conditions set forth in Section 4.2 are satisfied or waived, the Escrow Agent will pay Seller the Series D Purchase Price (plus any interest) and the Purchasers will pay the Issuer the Series E Purchase Price. However, if the applicable conditions set forth in Section 4.2 are not met or waived by October 18, 2025 (the “Outside Date”), or if this Agreement is otherwise terminated, the Escrow Agent will return the remaining Escrow Funds (plus any interest, minus any fees Purchasers owe owes the Escrow Agent) to Purchasers.

(d) Disputes. Any dispute regarding the Escrow Funds shall be resolved in accordance with the Escrow Agreement.

(e) Interest, Taxes and Fees. The Escrow Funds will be invested as described in the Escrow Agreement, and any interest or losses will go with the funds. Purchasers will be treated as the owners of the Escrow Funds for tax purposes unless the law says otherwise. The parties will provide any tax forms the Escrow Agent requires. The Escrow Agent’s fees and expenses will be paid as stated in the Escrow Agreement.

2.3. Closing. At the Closing, which shall occur as soon as practicable after the satisfaction of the conditions set forth in Section 4.2(a) (not to exceed two (2) business days thereafter), upon the terms and subject to the conditions set forth herein, (i) the Escrow Agent shall pay to the Seller the Series D Purchase Price, and the Seller shall in exchange issue and deliver to Purchasers an aggregate of 441,325 shares of Series D Preferred Stock, and (ii) the Purchasers shall pay the Series E Purchase Price to the Issuer for the Series E Rights. Upon satisfaction of the covenants and conditions set forth in Section 4.2, the Closing shall take place remotely by electronic transfer of the Closing deliverables and documentation. It is hereby agreed and acknowledged that the Series E Rights include the obligation of Purchasers to purchase the 268,750 shares of Series E Preferred Stock directly from the Issuer for $2,150,000.

2.4. Deliverables.

(a) On or prior to the Closing Date, the Seller shall cause to be delivered to Purchasers the following:

(i) A book-entry statement, share certificate, stock power or other instruments of transfer in form and substance reasonably satisfactory to Purchasers evidencing transfer of the Series D Preferred Stock (the “Stock Transfer Documents”).

(ii) A certificate certifying that the applicable conditions specified in Section 4.2(a) have been fulfilled.

(iii) A copy of resolutions approved by a majority of the independent members of the Board approving the transactions contemplated by this Agreement, including an express waiver of the applicability of Section 203 of the Delaware General Corporation Law with respect to Purchasers as a result of the transactions contemplated hereby.

(iv) a duly executed Assignment and Bill of Sale, in substantially the form attached as Exhibit C hereto, transferring all applicable rights and obligations of the Seller under the Preferred Stock SPA to Purchasers, including, but not limited to those rights and obligations as related to the Series E Rights.

(v) A certified copy of the Series E Certificate of Designations as filed with the Secretary of State for the State of Delaware, such as-filed Certificate of Designations in the form attached as Exhibit B to the Preferred Stock SPA without amendment or modification.

(b) On or prior to the Closing Date, Purchasers shall deliver or cause to be delivered (i) to the Seller the Series D Purchase Price by wire transfer to the account specified at least two business days prior to Closing Date in writing by Seller and (ii) to the Issuer the Series E Purchase Price by wire transfer to the account specified at least two business days prior to the Closing Date in writing by the Issuer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Seller. As an inducement to each Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to each Purchaser, as of the date hereof and as of the Closing, as follows:

(a) Authority. Seller has the right, power, authority, and capacity to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform his obligations under this Agreement. Subject to execution and delivery by Purchasers, this Agreement constitutes the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

(b) Ownership. Seller is the sole record and beneficial owner of the Securities, has good and marketable title to the Securities, free and clear of all Encumbrances, other than applicable restrictions under applicable securities laws, and has or will have full legal right and power to sell, transfer and deliver the Securities to Purchasers in accordance with this Agreement. Upon the execution and delivery of this Agreement, Purchasers will receive good and marketable title to the Securities, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trusts, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities.

(c) Valid Issuance. The shares of Series D Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights. Following the Stockholder Approval, when issued against payment therefor by the Purchasers, the shares of Series E Preferred Stock will be duly authorized, validly issued and fully paid and non-assessable. The Securities were not subject to any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Issuer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that are or could become applicable to Purchasers as a result of Purchasers and Seller fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the purchase and sale of the Securities, Purchasers’ ownership of the Securities and the conversion of the Securities into the Issuer’s Common Stock. The Securities were, prior to their issuance, exempted from the provisions of Section 203 of the Delaware General Corporation by a duly adopted resolution of the Board.

(d) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Seller is a party or by which any of his assets is bound, or to which the Securities are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Seller or the Securities.

(e) No Consent. Except as required by applicable securities laws, no consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Seller of any of the transactions on its part contemplated under this Agreement.

(f) No Other Interest. Neither Seller nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Issuer, other than the 481,250 shares of Series D Preferred Stock held as of the date hereof by Seller, of which Seller is selling 441,325 shares of Series D Preferred Stock and retaining the remaining 39,925 shares of Series D Preferred Stock.

(g) Capitalization. To the knowledge of the Seller, after reasonable investigation commensurate with his role as Chief Executive Officer, the Authorized Stock, as of execution of this Agreement, is set forth on Schedule 3.1(g). Except as disclosed on Schedule 3.1(g), no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Issuer to issue any shares in its capital or to convert any securities of the Issuer or of any other company into shares in the capital of the Issuer.

(h) Filings. To the knowledge of the Seller, after reasonable investigation commensurate with his role as Chief Executive Officer, the Issuer has timely filed all current and periodic reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act (the “Reports”).

(i) Reports. To the knowledge of the Seller, after reasonable investigation commensurate with his role as Chief Executive Officer, the Reports accurately reflect the corporate and financial information of the Issuer. As of their respective dates, the Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) NYSE. The Issuer’s common stock is listed on NYSE. The Issuer’s was notified by NYSE on April 18, 2024 and May 28, 2024 that it was not in compliance with the continued listing standards of the Company Guide set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide, requiring a listed company to have stockholders’ equity of (i) at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years; (ii) at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and (iii) at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years, respectively.

The Issuer was required to submit a plan to NYSE by May 18, 2024 addressing how it intends to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide by October 18, 2025. The Issuer submitted a plan prior to the deadline. On June 4, 2024, the Issuer received notice from NYSE that it had accepted the Issuer’s plan and granted a plan period through October 18, 2025. During the plan period, the Issuer will be subject to quarterly monitoring for compliance with the plan. If the Issuer does not regain compliance with NYSE’s listing standards by October 18, 2025, or if the Issuer does not make progress consistent with its plan, then NYSE may initiate delisting proceedings. On August 15, 2025, NYSE approved the funding plan set forth in the Preferred Stock SPA as a way to regain compliance.

(k) Anti-Dilution Rights. To the knowledge of the Seller, after due and careful inquiry commensurate with his role as Chief Executive Officer, other than as disclosed on Schedule 3.1(g), the Issuer is not a party to or bound by any agreement or understanding granting anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Issuer.

(l) Litigation. To the knowledge of the Seller, after due and careful inquiry commensurate with his role as Chief Executive Officer, there are no actions, suits, proceedings, judgments, claims or investigations pending or threatened in writing by or against the Issuer or affecting the Issuer or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the knowledge of Seller after due and careful inquiry, there is no default on the part of the Issuer with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default. In the event Seller and/or the Issuer receive any notification and/or letters threatening to commence any actions, suits, proceedings, judgments, claims or investigations against the Issuer or affecting the Issuer or its properties, Seller shall no later than two (2) business days, notify Purchasers of the potential actions pending and/or threatened against the Issuer.

(m) Liabilities. To the knowledge of the Seller, after due and careful inquiry commensurate with his role as Chief Executive Officer, other than as disclosed in the Reports, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments which the Issuer would be required to accrue or reflect in its financial statements pursuant to GAAP.

(n) Tax Returns. To the knowledge of the Seller, after due and careful inquiry commensurate with his role as Chief Executive Officer, the Issuer has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge of Seller after due and careful inquiry, all such tax returns are correct and complete in all material respects. All taxes of the Issuer which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Issuer, other than statutory liens for taxes not yet due and payable. To the knowledge of Seller after due and careful inquiry, there are no proposed or threatened tax claims or assessments.

(o) Books and Records. To the knowledge of the Seller, after due and careful inquiry commensurate with his role as Chief Executive Officer, the books and records, financial and otherwise, of the Issuer are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(p) Financial Statements. To the knowledge of Seller after due and careful inquiry commensurate with his role as Chief Executive Officer, each of the Issuer’s financial statements included in the Reports has been prepared according to GAAP. Such financial statements fairly present, in all material respects, the financial condition and results of operations of the Issuer and its consolidated subsidiaries, if any, as of the times and for the periods referred to therein, and there are no off-balance sheet arrangements to which the Issuer or any of its subsidiaries is a party.

(q) Undisclosed Liabilities. As of the date of this Agreement, to the knowledge of Seller commensurate with his role as Chief Executive Officer, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Issuer or any of its subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities reflected or reserved against in the financial statements (or the notes thereto) included in the Issuer’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 or made known to the Purchasers via inclusion in the Issuer’s anticipated cash flow forecast described in Schedule 3.2(j) hereto. Other than those Liabilities described in Schedule 3.2(j) hereto, there are no other Liabilities of the Issuer or any of its subsidiaries individually in excess of $50,000 or that in aggregate exceed $100,000.

(r) Absence of Material Adverse Effect. Since the date of the Issuer’s latest audited financial statements filed with the SEC pursuant to the Exchange Act, there has been no effect which, individually or in the aggregate with any one or more other effects, would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

(s) Full Disclosure. No representation or warranty of Seller to Purchasers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to the Securities or the Issuer that materially adversely affects or, as far as can be reasonably foreseen, materially effects the value of the Securities to the Purchasers or the Issuer that has not been set forth in this Agreement.

(t) Affiliate Status. Seller is an “affiliate” of the Issuer, as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act.

(u) Employees, Directors and Officers. The Issuer and Seller have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, except as included under the Employee & Director equity awards line in Schedule 3.1(g) or disclosed in the director settlement agreements for the outgoing non-executive directors of the Issuer described in the Reports.

(v) Application of Takeover Protections. The Issuer and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Issuer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchasers as a result of Purchasers and Seller fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the purchase and sale of the Securities, Purchasers’ ownership of the Securities and the conversion of the Securities into the Issuer’s Common Stock.

(w) No Broker or Finder. Other than as previously disclosed to Purchasers, Seller nor any other person authorized by Seller to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement, and no brokerage or finder’s fees or commissions are or will be payable by Purchasers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

3.2. Representations and Warranties of Purchasers. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchasers represent and warrant severally and not jointly to Seller as follows:

(a) Authority. Each Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with the terms hereof.

(b) No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by any Purchaser of any of the transactions on its part contemplated under this Agreement.

(c) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which any Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to any Purchaser.

(d) Potential Loss of Investment. Each Purchaser understands that an investment in the Securities is a speculative investment that involves a high degree of risk and the potential loss of its entire investment.

(e) Receipt of Information. Each Purchaser has received all documents, records, books, and other information pertaining to the investment that each Purchaser requested. Each Purchaser has reviewed all the publicly available information regarding the Issuer prior to such date, which can be located on sec.gov or otherwise distributed to the public in compliance with Regulation FD and the State of Delaware Secretary of the State website.

(f) No Advertising. At no time was any Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(g) Investment Experience. Each Purchaser (either by itself or with its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of the business and financial experience of its directors and officers, to protect its own interests in connection with the transactions described in this Agreement, (iii) able to afford the entire loss of its investment in the Securities, and (iv) is a qualified “accredited investor.”

(h) Investment Purposes. Each Purchaser is acquiring the restricted Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in the amount of restricted Securities each Purchaser is acquiring herein. Further, neither Purchaser has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities such Purchaser is acquiring.

(i) Restrictive Legends. Each Purchaser acknowledges that the Securities (including any common stock of the Issuer into which the Securities may be converted) were and will be issued pursuant to exemptions from registration under the Securities Act, and are also deemed to be “control securities”, and shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY WERE OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, INCLUDING, BUT NOT LIMITED TO, SECTION 4(A)(7) OR REGULATION D, EACH PROMULGATED UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(j) Cash Flow Forecast. Each Purchaser has reviewed the Issuer’s anticipated cash flow forecast described in Schedule 3.2(j) hereto. Each Purchaser understands that such cash flow forecast shall occur at or around the Closing or as otherwise indicated within the cash flow forecast, for amounts expected to be owed in the future but not yet due.

(k) Series E Rights. Each Purchaser has reviewed the Preferred Stock SPA and understands that the obligation to purchase the Series E Preferred Stock upon Stockholder Approval shall be transferred to such Purchaser.

ARTICLE 4

OTHER AGREEMENTS

4.1. Certain Actions of the Seller. From the date of this Agreement until the Closing, except as otherwise consented to in writing by Purchasers, Seller covenants and agrees as follows:

(a) No Transfers or Encumbrances. Seller shall not sell, transfer, assign, pledge, or otherwise dispose of, or agree to do any of the foregoing with respect to, any of the Securities, or permit any lien, charge, or encumbrance to be placed on the Securities, including, for the avoidance of doubt, lending the Securities in connecting with any swap or derivative transaction.

(b) Preservation of Ownership. Seller shall maintain its record and beneficial ownership of the Securities and shall not take any action that would adversely affect its ability to transfer the Securities to Purchasers at any Closing.

(c) No Amendments. Seller shall not agree to any amendment, modification, or waiver of any rights relating to the Securities or the Issuer’s organizational documents that would adversely affect the value or rights of the Securities.

(d) Notice of Changes. Seller shall promptly notify Purchasers in writing of any event or circumstance that would cause any representation or warranty of Seller in this Agreement to be untrue or inaccurate in any material respect.

(e) Cooperation. Seller shall cooperate with Purchasers and take all actions reasonably requested by Purchasers to facilitate the consummation of the transactions contemplated by this Agreement, including executing and delivering any additional documents and providing information as reasonably requested.

(f) No Solicitation. Seller shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, or engage in discussions or negotiations with, any person (other than Purchasers) regarding the sale or transfer of the Securities.

(g) Notifications. In the event Seller and/or the Issuer receives any notification from the SEC or any other governmental or regulatory authority on any intention to claim the Issuer is in breach of the Exchange Act for any late filings, Seller shall forthwith notify Purchasers of the same.

(h) Listing. Seller shall take all reasonable steps to cause the Issuer to use commercially reasonable efforts to maintain the listing and trading of the Common Stock on the NYSE and, in accordance therewith, use reasonable best efforts to comply in all material respects with the Issuer’s reporting, filing and other obligations under the rules and regulations of the NYSE.

4.2. Conditions of Closing.

(a) Conditions to the Obligation of Each Purchaser. The obligations of each Purchaser to consummate the applicable transactions to be consummated at the Closing, and to purchase and pay for the applicable Securities being purchased by such Purchaser at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver in writing of the following conditions precedent:

(i) Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct in all material respects, except for those representations and warranties qualified by materiality, which shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date, except for those representations and warranties qualified by materiality, which shall be true and correct in all respects as of such earlier date.

(ii) Performance. The Seller shall have performed in all material respects the obligations and covenants herein required to be performed or observed by the Seller on or prior to the Closing Date. The Seller shall have performed in all material respects the obligations and covenants required to be performed or observed by the Seller on or prior to the Closing Date pursuant to the Preferred Stock SPA.

(iii) No Injunction. The purchase of and payment for the Securities by Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(iv) Stockholder Approval. The Stockholder Approval shall have been obtained.

(v) Section 203 Waiver. A majority of the independent members of the Board shall have approved the transactions contemplated by this Agreement, including an express waiver of the applicability of Section 203 of the Delaware General Corporation Law with respect to Purchasers as a result of the transactions contemplated hereby.

(vi) Acknowledgment of Assignment. The Seller shall have delivered to Purchasers the Assignment Agreement.

(vii) S-3 Eligibility. The Issuer shall be in compliance with General Instruction I.A of Form S-3.

(viii) No Trading Suspension. From the date hereof to and including the Closing Date, trading in the Common Stock shall not have been suspended by the SEC or the NYSE and to the knowledge of the Seller, there shall have been no initiation or threatening of any proceedings for any of such purposes, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred after the date of this Agreement any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Purchasers, makes it impracticable or inadvisable to purchase the Securities at the Closing.

(ix) Existing Agreements. The Preferred Stock SPA, the Letter Agreement, the Voting Agreement and the Assignment Agreement shall not have been amended, assigned or otherwise modified (other than the Preferred Stock SPA as modified by the Assignment Agreement) and shall remain in full force and effect.

(x) Assignment of Preferred Stock SPA. The Seller shall have delivered to Purchasers the Stock Transfer Documents and Assignment and Bill of Sale.

(xi) Key Employee. The Key Employee shall have been employed by the Issuer as of the Closing Date on terms and conditions (including title, duties, compensation and benefits) substantially similar, in the aggregate, to those in effect as of the date of this Agreement, and the Key Employee shall not have (i) provided notice of termination of employment, (ii) been terminated for cause, or (iii) indicated an intention to resign or otherwise terminate their employment, in each case prior to the Closing Date. The Seller shall have delivered to Purchasers evidence reasonably satisfactory to Purchasers of the continued employment of the Key Employee as of the Closing Date.

4.3. Indemnification.

(a) Indemnification of Seller. Each Purchaser will severally and not jointly indemnify and hold Seller harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Seller may suffer or incur as a result of or relating to (a) any inaccuracy in or breach of or failure to perform any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or (b) any action instituted against Seller in any capacity by any Issuer stockholder with respect to any of the transactions contemplated by this Agreement (unless such action is solely based upon a material breach of Seller’s representations, warranties or covenants under this Agreement or any violations by Seller of state or federal securities laws or any conduct by Seller which is finally judicially determined to constitute fraud or willful misconduct). If any action shall be brought against Seller in respect of which indemnity is provided pursuant to this Agreement, then Seller shall promptly notify the respective Purchaser in writing, and, unless elected by Seller, such Purchaser shall have the right to assume the defense thereof with experienced legal counsel of its own choosing that is acceptable to Seller. In such case where any Purchaser assumes the defense, Seller shall have the right to employ separate legal counsel in any such action and participate in the defense thereof, but the fees and expenses of such legal counsel shall be at the expense of Seller, except to the extent that (i) the employment thereof has been specifically authorized by such Purchaser in writing, (ii) such Purchaser has failed within ten days after notice from Seller to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of legal counsel, a material conflict on any material issue between the position of such Purchaser and the position of Seller, in which case, such Purchaser shall be responsible for the reasonable fees and expenses of no more than one such separate legal counsel. Additionally, if Seller elects to assume the defense as provided above from the beginning, then the respective Purchaser in such case shall be responsible for the reasonable fees and expenses of Seller. A Purchaser will not be liable to Seller under this Agreement (x) for any settlement by Seller effected without such Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to Seller’s breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement. The indemnification required by this Section 4.3(a) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of Seller against a Purchaser or others and any liabilities such Purchaser may be subject to pursuant to law.

(b) Indemnification of Purchasers. Seller will indemnify and hold each Purchaser and its respective employees, officers, agents affiliates and representatives (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify Seller in writing, and Seller shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by Seller in writing, (ii) Seller has failed within twenty (20) days after notice from the Purchaser Party to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of Seller and the position of such Purchaser Party, in which case Seller shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Seller will not be liable to any Purchaser Party under this Agreement (x) for any settlement by a Purchaser Party effected without Seller’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement. The indemnification required by this Section 4.3(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against Seller or others and any liabilities Seller may be subject to pursuant to law.

4.4. Return of Escrow Funds. If the Closing shall not have occurred by the Outside Date, the Escrow Agent shall return the Escrow Funds to Purchasers within two business days of the Outside Date.

4.5. Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

4.6. Miscellaneous.

(a) Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Any party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(c) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the courts of competent jurisdiction located in the Borough of Manhattan in New York City in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 4.6(b) above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

(d) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

(e) Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

(f) Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

(g) Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

4.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.8. Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

4.10. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the parties.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Seller:

David Elliot Lazar

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Purchaser:

R01 Fund LP

By:	R01 Capital LLC, its General Partner

By:
Name:	Michael Kazley
Title:	Principal

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Purchaser:

Framework Ventures IV L.P.

By:	Framework Ventures IV GP LLC, its General Partner

By:
Name:	Michael Anderson
Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]